EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 6, 2007 (except for the fourth paragraph of Note 1 and the second paragraph of Note 10, as to which the date is November 14, 2007), with respect to the financial statements of Strategic Technologies, Inc. included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-142635) and related Prospectus of Consonus Technologies, Inc. for the registration of 6,000,000 shares of its common stock.

/s/Ernst & Young LLP

Raleigh, North Carolina
November 14, 2007